Exhibit 10.1

8.        Voting; Dividends; Adjustments.  The Employee shall be entitled (provided that the obligation set forth in Section 6 hereof has been satisfied) to exercise all voting rights with respect to the Restricted Shares and, upon vesting, to receive all dividends accrued with respect thereto.  All previously declared dividends shall be accrued with respect to such Restricted Shares and shall be paid upon vesting of such shares in accordance with the preceding sentence, together with interest thereon at the rate of 5% per year, calculated from the payment date of such dividend to the vesting date.

In the event that the outstanding securities of any class then comprising the Restricted Shares are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a recapitalization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, then, unless the Company shall determine otherwise, the term "Restricted Shares" shall, from and after the date of such event, include such cash, property and/or securities so distributed in respect of the Restricted Shares, or into or for which the Restricted Shares are so increased, decreased, exchanged or converted.